Exhibit 99.1

FOR IMMEDIATE RELEASE

Electromed, Inc. Announces Fiscal 2021 Third Quarter Financial Results

-- Second Consecutive Quarter of Year over Year Growth, Continuing Profitability & Positive Cash Flow while Investing in Key Strategic Initiatives --

New Prague, Minnesota – May 11, 2021 – Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced its financial results for the three months ended March 31, 2021 (“Q3 FY 2021”).

Q3 FY 2021 Highlights

●	Net revenue increased 0.5% to $8.8 million, compared to $8.7 million during the three months ended March 31, 2020 (“Q3 FY 2020”), driven by a 4.2% increase in home care revenue.

●	Gross profit percentage increased to 76.3% of net revenue, compared to 75.4% in Q3 FY 2020, primarily due to a higher mix of home care revenue and a favorable mix of Medicare within home care.

●	Net income equaled $224,000, or $0.03 per diluted share, compared to $653,000, or $0.07 per diluted share, in Q3 FY 2020, and reflects increased strategic investments in both R&D and SG&A.

●	Cash as of March 31, 2021 was $12.5 million, benefiting from $834,000 in operating cash flow in Q3 FY 2021.

Kathleen Skarvan, President and Chief Executive Officer of Electromed, commented, “Although this winter’s resurgence of new COVID-19 cases and hospitalizations dampened our home care revenue in January and February, we noted a sharp rebound in March, during which we achieved record monthly referrals and revenue. In March, we benefited from increased patient visits to clinics and greater access for our sales representatives as restrictions were further lifted and vaccines started to become more widely administered throughout the country. In our institutional segment, which had the greatest overall impact from the pandemic, we registered 43.4% sequential revenue growth, another positive indication that hospitals are increasing their non-COVID-19 patient census and our sales representatives are gaining greater hospital access.”

Ms. Skarvan concluded, “While we continue to operate within the constraints of a pandemic, the ongoing nationwide deployment of vaccinations, the extension of the provisional waiver from the Centers for Medicare & Medicaid Services, and our strong operating performance in March gives us optimism that positive operating performance will continue in the fourth quarter. Even during these uncertain times, our solid cash flow generation capacity and strong balance sheet enable us to invest in Electromed’s future. We continue to make strategic investments in research and development, sales, marketing, and infrastructure to position Electromed for profitable long-term growth and to support our goal of enhancing patients’ quality of life one breath at a time with our differentiated SmartVest® Airway Clearance System.”

Q3 FY 2021 Review

Net revenue in Q3 FY 2021 increased 0.5% to $8.8 million, from $8.7 million in Q3 FY 2020. Home care revenue increased 4.2% to $8.2 million in Q3 FY 2021 from $7.8 million in Q3 FY 2020, primarily due to an increase in referrals and approvals. Field sales employees totaled 48, of which 39 were direct sales, at the end of Q3 FY 2021, compared to 44 at the end of Q3 FY 2020, of which 37 were direct sales. We commenced recruiting for four additional direct field sales employees in April. Institutional revenue decreased 27.3% to $443,000 from $609,000 in Q3 FY 2020, primarily due to the continued impact of COVID-19 on hospital purchasing activity. Home care distributor revenue decreased 36.0% to $105,000 from $164,000 in Q3 FY 2020. International revenue decreased 44.5% to $76,000 from $137,000 in Q3 FY 2020.

Gross profit in Q3 FY 2021 totaled $6.7 million, or 76.3% of net revenue, compared to $6.6 million, or 75.4% of net revenue, in Q3 FY 2020. The increase in gross profit percentage was primarily due to a higher mix of home care revenue and a favorable mix of Medicare within home care.

Selling, general and administrative (“SG&A”) expenses in Q3 FY 2021 increased 14.4% to $6.1 million from $5.3 million in Q3 FY 2020. The increase in SG&A spending was primarily due to increased payroll and compensation-related expenses associated with higher average number of sales and marketing personnel, greater temporary resources to assist with systems infrastructure investments and increased incentive payments on higher home care revenue. The Company also incurred higher discretionary marketing expenses related to a direct-to-consumer marketing campaign and a comprehensive market research project, as well as higher professional fees. These increased expenses were partially offset by lower travel, meals and entertainment expenses. As a percentage of revenue, SG&A expenses were 68.9%, compared to 60.5% in Q3 FY 2020.

Research and development (“R&D”) expenses in Q3 FY 2021 totaled $407,000, compared to $392,000 in Q3 FY 2020, and include expenses for the development of a next generation platform. As a percentage of revenue, R&D expenses were 4.6% compared to 4.5% in Q3 FY 2020.

Net income before income taxes totaled in Q3 FY 2021 $253,000 in Q3 FY 2021, compared to $947,000 in Q3 FY 2020, and reflects increased strategic investments in both R&D and SG&A.

Net income was $224,000, or $0.03 per diluted share in Q3 FY 2021, compared to $653,000, or $0.07 per diluted share, in Q3 FY 2020. In Q3 FY 2021, income tax expense totaled $29,000, compared to an income tax expense of $294,000 in the same period of the prior year.

Year-to-Date FY 2021 Summary

For the nine months ended March 31, 2021, net revenue grew 2.7% to $26.3 million, from $25.6 million in the same period of our fiscal year ended June 30, 2020 (“FY 2020”). The revenue increase was primarily due to growth in the Company’s home care market, partially offset by lower institutional and international revenue. Gross profit percentage was 77.5%, compared to 76.6% in the prior fiscal year period. The gross margin percentage increase was primarily due to a higher mix of home care revenue and a favorable mix of Medicare within home care. Net income was $2.0 million, or $0.22 per diluted share, compared to $2.9 million, or $0.33 per diluted share, in the first nine months of FY 2020. The net income decrease was primarily due to increased strategic investments in R&D and SG&A.

Financial Condition

The Company’s balance sheet at March 31, 2021 included cash of $12.5 million, accounts receivable of $16.2 million, no debt, working capital of $28.1 million, and shareholders’ equity of $32.9 million.

Conference Call

Management will host a conference call on Tuesday, May 11, 2021 at 4:00 pm CT (5:00 pm ET) to discuss Q3 FY 2021 financial results and other matters.

Interested parties may participate in the call by dialing:

●	(877) 407-9753 (Domestic)

●	(201) 493-6739 (International)

The conference call also will be accessible via the following link:

https://78449.themediaframe.com/dataconf/productusers/elctr/mediaframe/44645/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available in the Investor Relations section of the Company’s web site at: http://investors.smartvest.com/

About Electromed, Inc.

Electromed, Inc. manufactures, makes, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Cautionary Statements

Certain statements in this press release constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “believe,” “intend,” “may,” “potential,” “should,” “will,” and similar expressions, including the negative of these terms, but they are not the exclusive means of identifying such statements. Forward-looking statements cannot be guaranteed, and actual results may vary materially due to the uncertainties and risks, known or unknown associated with such statements. Examples of risks and uncertainties for the Company include, but are not limited to, the duration, extent and severity of the COVID-19 pandemic, including its effects on our business, operations and employees as well as its impact on our customers and distribution channels and on economies and markets more generally; the competitive nature of our market; changes to Medicare, Medicaid, or private insurance reimbursement policies; changes to state and federal health care laws; changes affecting the medical device industry; our ability to develop new sales channels for our products such as the Home Care distributor channel; our need to maintain regulatory compliance and to gain future regulatory approvals and clearances; new drug or pharmaceutical discoveries; general economic and business conditions; our ability to renew our line of credit or obtain additional credit as necessary; our ability to protect and expand our intellectual property portfolio; the risks associated with expansion into international markets; and the risks associated with our planned sales force expansion, as well as other factors we may describe from time to time in the Company’s reports filed with the Securities and Exchange Commission (including the Company’s most recent Annual Report on Form 10-K, as amended from time to time, and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this press release. We undertake no obligation to update them in light of new information or future events.

Contacts:

Electromed, Inc.	The Equity Group Inc.
Mike MacCourt, Chief Financial Officer	Kalle Ahl, CFA
(952) 758-9299	(212) 836-9614
investorrelations@electromed.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com

Financial Tables Follow:

Electromed, Inc.

Condensed Balance Sheets

	March 31, 2021	June 30, 2020
	(Unaudited)
Assets
Current Assets
Cash	$12,500,688	$10,479,150
Accounts receivable (net of allowances for doubtful accounts of $45,000)	16,236,661	12,940,677
Contract assets	557,531	902,619
Inventories, net	2,256,012	3,084,620
Prepaid expenses and other current assets	483,399	353,318
Income tax receivable	253,891	262,155
Total current assets	32,288,182	28,022,539
Property and equipment, net	3,526,935	3,788,469
Finite-life intangible assets, net	602,430	598,389
Other assets	100,016	80,166
Deferred income taxes	653,000	755,000
Total assets	$37,170,563	$33,244,563

Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of other long-term liabilities	$40,681	$72,328
Accounts payable	1,023,603	555,510
Accrued compensation	2,273,415	1,404,497
Warranty reserve	740,000	740,000
Other accrued liabilities	160,551	214,045
Total current liabilities	4,238,250	2,986,380
Other long-term liabilities	59,702	8,868
Total liabilities	4,297,952	2,995,248

Commitments and Contingencies

Shareholders’ Equity
Common stock, $0.01 par value per share, 13,000,000 shares authorized; 8,637,420 and 8,567,834 shares issued and outstanding, respectively	86,374	85,678
Additional paid-in capital	17,140,274	16,480,134
Retained earnings	15,645,963	13,683,503
Total shareholders’ equity	32,872,611	30,249,315
Total liabilities and shareholders’ equity	$37,170,563	$33,244,563

Electromed, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2021	2020	2021	2020
Net revenues	$8,786,972	$8,743,897	$26,287,217	$25,593,337
Cost of revenues	2,086,120	2,150,347	5,912,900	5,981,931
Gross profit	6,700,852	6,593,550	20,374,317	19,611,406

Operating expenses
Selling, general and administrative	6,050,666	5,288,485	16,489,871	15,148,344
Research and development	407,199	391,962	1,395,755	634,376
Total operating expenses	6,457,865	5,680,447	17,885,626	15,782,720
Operating income	242,987	913,103	2,488,691	3,828,686
Interest income, net	9,784	34,171	28,769	111,200
Net income before income taxes	252,771	947,274	2,517,460	3,939,886

Income tax expense	29,000	294,000	555,000	1,087,000
Net income	$223,771	$653,274	$1,962,460	$2,852,886

Income per share:
Basic	$0.03	$0.08	$0.23	$0.34
Diluted	$0.03	$0.07	$0.22	$0.33

Weighted-average common shares outstanding:
Basic	8,576,523	8,403,154	8,565,839	8,390,916
Diluted	8,907,045	8,880,794	8,921,494	8,759,493

Electromed, Inc.

Condensed Statements of Cash Flows

(Unaudited)

	Nine Months Ended March 31,
	2021	2020
Cash Flows From Operating Activities
Net income	$1,962,460	$2,852,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	358,660	469,784
Amortization of finite-life intangible assets	98,785	90,863
Share-based compensation expense	755,999	676,558
Deferred income taxes	102,000	27,000
Loss on disposal of property and equipment	-	1,294
Changes in operating assets and liabilities:
Accounts receivable	(3,295,984)	(530,360)
Contract assets	345,088	(150,995)
Inventories	838,747	(13,852)
Prepaid expenses and other assets	(68,616)	50,329
Income tax receivable	8,264	(409,064)
Income tax payable	-	(288,511)
Accounts payable and accrued liabilities	1,219,429	136,361
Net cash provided by operating activities	2,324,832	2,912,293

Cash Flows From Investing Activities
Expenditures for property and equipment	(105,472)	(752,875)
Expenditures for finite-life intangible assets	(102,659)	(97,460)
Net cash used in investing activities	(208,131)	(850,335)

Cash Flows From Financing Activities
Issuance of common stock upon exercise of options	45,669	63,423
Taxes paid on net share settlement of stock option exercises	(140,832)	-
Net cash provided by (used in) financing activities	(95,163)	63,423
Net increase in cash	2,021,538	2,125,381

Cash
Beginning of period	10,479,150	7,807,928
End of period	$12,500,688	$9,933,309